Exhibit 23(m)

                               VENUS SERIES TRUST
                                DISTRIBUTION PLAN

                                  INTRODUCTION

            The Board of Trustees (the "Board") of Venus Series Trust, a Delaware business trust (the "Trust"), has approved the adoption of the Distribution Plan (the "Plan") set forth below with respect to the distribution of shares (the "Shares") of the India Technology Fund, a stock portfolio of the Trust (the "Fund"). This Plan is designed to conform to the requirements of Rule12b-1 promulgated under the Investment Company Act of 1940, as amended (the"1940 Act"). The Trust, on behalf of the Fund, may enter into a distribution agreement pursuant to which the Trust will employ a distributor (the "Distributor") to distribute Shares of the Fund. Under this Plan, the Trust, on behalf of the Fund, intends to compensate the Distributor for expenses incurred, and services and facilities provided, by the Distributor in distributing Shares of the Fund.

                                    THE PLAN

            The material aspects of the Plan are as follows:

            SECTION 1. The Fund will pay the Distributor for: (a) expenses incurred in connection with advertising and marketing Shares of the Fund including, but not limited to, any advertising or marketing via radio, television, newspapers, magazines, telemarketing, or direct dial mail solicitations; (b) periodic payments of fees for distribution assistance made to one or more securities dealers, or other industry professionals, such as investment advisers, accountants, estate planning firms, and the Distributor itself (collectively the "Service Organizations") in respect of the average daily value of the Fund's Shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship; and (c) expenses incurred in preparing, printing, and distributing the Fund's prospectus and statement of additional information (except those used for regulatory purposes or for distribution to existing stockholders of the Fund).

            SECTION 2. While this Plan is in effect the Distributor will be compensated by the Fund for such distribution expenses that are incurred, and services and facilities that are provided, in connection with Shares of the Fund on a monthly basis, at the annual rate of up to 2.00% of the Fund's average daily net assets during such month. These monthly payments to the Distributor will be made in accordance with and subject to the conditions set forth below. For the purposes of determining the amounts payable under the Plan, the value of the Fund's net assets shall be computed in the manner specified in the Fund's prospectus and statement of additional information as then in effect for the computation of the value of the Fund's net assets. The distribution fees payable to the Distributor are designed to reimburse the Distributor for the expenses it incurs and services it renders in distributing the Shares of the Fund. If in any year the


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Distributor's expenses incurred in connection with the distribution of Shares of the Fund exceed the distribution fees paid by the Fund, the Distributor will recover such excess only if this Plan continues to be in effect with respect to the Fund in some later year when the distribution fees exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Company is not obligated to repay any unreimbursed expenses for the Fund that may exist at such time, if any, as this Plan terminates or is not continued with respect to the Fund. No interest, carrying, or finance charge will be imposed on any amounts carried forward. Payment made out of or charged against the assets of the Fund must be in payment for distribution expenses incurred on behalf of the Fund and which are described herein.

            SECTION 3. Payments by the Distributor to a Service Organization described in this Plan shall be subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a Client of a Service Organization that has entered into a selling group agreement with the Distributor, but continues to hold Shares of the Fund, the Distributor will be entitled to receive similar payments in respect of the distribution assistance provided with respect to such investor.

            SECTION 4. The Distributor shall provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purposes for which the amounts were expended.

            SECTION 5. This Plan shall become effective with respect to the Fund upon its adoption by the Board and, unless earlier terminated with respect to the Fund in accordance with its terms, the Plan shall continue automatically with respect to the Fund for successive annual periods provided such continuance is approved by a majority of the Board, including a majority of the Trustees who are not "interested" persons (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Independent Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

            SECTION 6. This Plan may be amended at any time by the Board provided that (i) any amendment to increase materially the costs which the Fund may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (ii)any material amendments of the terms of this Plan shall become effective only upon approval by a majority of the Board and a majority of the Independent Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan.

            SECTION 7. This Plan is terminable without penalty at any time by
(i) the vote of a majority of the Independent Trustees, or (ii) the vote of a majority of the outstanding voting securities of the Fund. This Plan shall automatically terminate upon assignment.

            SECTION 8. The Board has adopted this Plan as of November 8, 1999.


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